The Clorox Company News Release

Clorox Delivers 23 Percent Earnings Growth in Q1, Driven by Robust Gross Margin Expansion

OAKLAND, Calif., Nov. 2, 2009 – The Clorox Company (NYSE: CLX) today reported strong earnings growth, driven by robust gross margin expansion and modest volume growth, for its first quarter, which ended Sept. 30.

“We had a great first quarter, especially given the continued challenging economic environment and the impact of weaker foreign currencies,” said Chairman and CEO Don Knauss. “Most of our businesses performed well, and we exceeded our earnings expectations due to strong sales of disinfecting products related to the H1N1 flu pandemic. We also delivered our third consecutive quarter of significant gross margin improvement.”

Fiscal first-quarter results
Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2009, unless otherwise stated.

  $1.11 diluted earnings per share (23% net earnings growth)
  1% volume growth
  1% sales decline

Clorox reported first-quarter net earnings of $157 million, or $1.11 diluted earnings per share (EPS), versus $128 million, or 90 cents diluted EPS, in the year-ago quarter, an increase of 23 percent. Earnings in the current quarter benefited from higher U.S. and International sales of disinfecting products in response to demand associated with the H1N1 flu pandemic, double-digit sales growth in food products and robust gross margin expansion. These positive factors were partially offset by lower sales of Glad® products due to category softness, competitive activity and the company’s exit from its private label food bags business; $9 million in pretax foreign currency transaction losses, or 4 cents diluted EPS, in “Other expense, net,” primarily related to Venezuela; and $6 million in pretax restructuring-related charges, or 3 cents diluted EPS. (See “Non-GAAP financial information” below and the last page of this press release for information and a reconciliation of key first-quarter results.)

Earnings in the year-ago quarter included about $6 million in pretax restructuring-related charges, or 3 cents diluted EPS; pretax foreign currency transaction losses of $3 million, or 2 cents diluted EPS; and a pretax charge of $3 million, or 1 cent diluted EPS, related to the Burt’s Bees acquisition.

Note: As a result of the adoption of a new accounting standard regarding calculation of earnings per share, diluted EPS for the first quarter of fiscal year 2009 was reduced by 1 cent, from 91 cents to 90 cents. Further details will be available in this quarter's Form 10-Q filing.

Total volume increased 1 percent, primarily due to higher shipments of Clorox® disinfecting wipes and Hidden Valley® bottled salad dressing, largely offset by lower shipments of Glad® trash bags and the company’s exit from its private-label food bags business.

Sales for the first quarter of fiscal 2010 declined 1 percent to $1.4 billion, compared to 12 percent sales growth in the year-ago quarter. Unfavorable foreign exchange rates reduced sales by 1.5 percentage points. The change in sales lagged volume growth primarily due to the impact of unfavorable foreign exchange rates, unfavorable product mix and higher trade-promotion spending. These factors were partially offset by the benefit of price increases, primarily in International.

Gross margin increased 450 basis points to 45.1 percent from 40.6 percent. The year-over-year increase was primarily due to the benefit of lower commodity costs, strong cost savings and price increases.

Net cash provided by operations was $94 million, flat to the year-ago period. These results reflect higher net earnings, offset by a voluntary $33 million pension plan contribution.

The company’s debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, as defined in our lending agreement, was 2.6 to 1 at Sept. 30, 2009.

Key segment results
Following is a summary of key first-quarter results by reportable segment. All comparisons are with the first quarter of fiscal year 2009, unless otherwise stated.

Cleaning
(Laundry, home care, auto, away from home)

  4% volume growth
  3% sales growth
  19% pretax earnings growth

The segment’s volume increase was driven by increased shipments of disinfecting products to meet demand associated with the H1N1 flu pandemic, reflected in all-time record shipments of Clorox® disinfecting wipes to retail and institutional customers. Also contributing to the volume growth were increased shipments of Pine-Sol® cleaner and all-time record shipments of Clorox® toilet bowl cleaners. These results were partially offset by lower shipments of auto-care products. Pretax earnings reflected the benefit of lower commodity costs versus the year-ago quarter, cost savings, price increases and sales growth.

Household
(Bags and wraps, charcoal, cat litter)

  7% volume decline
  11% sales decline
  11% pretax earnings decline

The segment’s volume decline was primarily driven by lower shipments of Glad® products and the company’s exit from the private-label food bags business. These results were partially offset by all-time record shipments of Fresh Step® cat litter. The variance between changes in volume and sales was primarily driven by unfavorable product mix and higher trade-promotion spending in response to competitive activity. The decline in pretax earnings was primarily due to the impact of lower sales of Glad® products and higher advertising, partially offset by the benefit of lower commodity costs and cost savings.

Lifestyle
(Dressings and sauces, water filtration, global natural personal care)

  4% volume growth
  3% sales growth
  18% pretax earnings growth

The segment’s volume growth compares with 35 percent volume growth in the year-ago quarter, which was primarily due to the Burt’s Bees acquisition. The current quarter results were driven by increased shipments of Hidden Valley® bottled salad dressing, propelled by highly effective marketing. Shipments of Brita® and Burt’s Bees® products decreased due to the comparison with strong volume increases in the year-ago period. Pretax earnings reflected the benefit of higher sales of Hidden Valley® bottled salad dressing and lower commodity costs versus the year-ago quarter.

International

(All countries outside of the U.S., excluding natural personal care)

  3% volume growth
  4% sales growth
  38% pretax earnings growth

Volume growth was driven by increased shipments of bleach and other disinfecting products in Latin America due to increased demand as a result of the H1N1 flu pandemic. Sales growth benefitted from price increases, partially offset by unfavorable foreign exchange rates, which negatively impacted International sales by 8 percentage points. Pretax earnings reflected the benefit of sales growth and cost savings.

Clorox raises fiscal 2010 financial outlook for gross margin, diluted EPS

  1-2 percent sales growth (unchanged)
  100-150 basis points gross margin improvement
  Diluted EPS in the range of $4.05-$4.20

Clorox continues to anticipate fiscal year 2010 sales growth in the range of 1-2 percent. This reflects the benefit of more favorable foreign currency outlook, offset by the impact of higher trade-promotion spending. Clorox now anticipates gross margin improvement in the range of 100-150 basis points, compared with 180 basis points of improvement in fiscal year 2009. This revised outlook assumes that improved currencies will more than offset the impact of higher trade-promotion spending and increased commodity costs, which the company now anticipates will be less favorable than previously anticipated.

Clorox now anticipates diluted EPS in the range of $4.05-$4.20. This outlook represents a high single-digit to low double-digit increase, on top of 17 percent diluted EPS growth in fiscal year 2009. This updated outlook includes an anticipated reduction of 2 cents diluted EPS as a result of the aforementioned new accounting standard. (Further details on this standard will be available in the first-quarter Form 10-Q filing.) Clorox continues to anticipate that the foreign currency transaction impact in “Other expense, net” will remain high due to currency exchange restrictions and costs in Venezuela.

For more detailed financial information
Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following unaudited information:

  Supplemental volume and sales growth information
  Supplemental gross margin driver information
  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
  Supplemental balance sheet and cash flow information
  Supplemental price-increase information

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s first-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2009 revenues of $5.5 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad ®bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $77 million to nonprofit organizations, schools and colleges. In fiscal 2009 alone, the foundation awarded $3.6 million in cash grants, and Clorox made product donations valued at $7.8 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements
This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2009, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; unfavorable general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation, and the financial condition of our customers and suppliers; interest rate and foreign currency exchange rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; consumer and customer reaction to price increases; risks relating to acquisitions, mergers and divestitures; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and operating model changes; the success of the company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; customer-specific ordering patterns and trends; competitive actions; changes in the company’s tax rate; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; the company’s ability to maintain its business reputation and the reputation of its brands; the impact of the volatility of the debt markets on the company’s access to funds, including its access to commercial paper and its credit facility; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology and related services by third parties; the conversion of any information systems; the success of new products; risks relating to changes in the company’s capital structure; and the ability of the company to successfully manage tax, regulatory, product liability (including class action litigation), intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the company’s earnings.

The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. Investors are cautioned not to place undue reliance on any such forward looking statements. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP financial information
This press release contains non-GAAP financial information relating to EPS, sales growth and gross margin. Included on the last page of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:

  Charges associated with simplification of the company’s supply chain, operating model implementation and other restructuring-related charges.
  The impact of the company’s acquisition of Burt’s Bees, Inc., completed on Nov. 30, 2007.
  The impact of foreign exchange and foreign currency transactions.
  The impact of the company’s exit from its private label food bags business.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for these unaudited first-quarter results:

  Condensed Consolidated Statements of Earnings
  Reportable Segment Information
  Condensed Consolidated Balance Sheets
  First-quarter sales growth reconciliation
  First-quarter gross margin reconciliation
  First-quarter diluted EPS reconciliation

Media relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com

Kathryn Caulfield 510-271-7209

Investor relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com

Steve Austenfeld 510-271-2270

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended
	9/30/2009	9/30/2008
Net sales	$1,372	$1,384
Cost of products sold	753	822

Gross profit	619	562

Selling and administrative expenses	175	184
Advertising costs	127	119
Research and development costs	27	27
Restructuring costs	2	1
Interest expense	36	42
Other expense, net	8	3

Earnings before income taxes	244	186
Income taxes	87	58

Net earnings	$157	$128

Earnings per share*
Basic	$1.12	$0.91
Diluted	$1.11	$0.90

Weighted average shares outstanding (in thousands)
Basic	139,743	138,457
Diluted	140,861	139,860

*	As a result of the adoption of a new accounting standard regarding calculation of earnings per share, basic and diluted EPS for the first quarter of fiscal year 2009 was reduced by 1 cent, from 92 cents to 91 cents, and from 91 cents to 90 cents, respectively. Further details will be available in the first-quarter Form 10-Q filing.

The Clorox Company

Reportable Segment Information
(Unaudited)
Dollars in millions

First Quarter & Year to Date
	Net Sales			Earnings/(Losses) Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	9/30/2009	9/30/2008	Change (1)	9/30/2009	9/30/2008	Change (1)
Cleaning	$503	$487	3%	$137	$115	19%

Household	381	426	-11%	55	62	-11%

Lifestyle	200	194	3%	66	56	18%

International	288	277	4%	47	34	38%

Corporate (2)	-	-	0%	(61)	(81)	-25%

Total Company	$1,372	$1,384	-1%	$244	$186	31%

(1)	Percentages based on rounded numbers.
(2)	Corporate includes $36 and $42, respectively, of interest expense for the three months ended September 30, 2009 and 2008.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	9/30/2009	6/30/2009	9/30/2008
Assets
Current assets
Cash and equivalents	$237	$206	$184
Receivables, net	458	486	455
Inventories, net	392	366	421
Other current assets	114	122	106
Total current assets	1,201	1,180	1,166
Property, plant and equipment, net	947	955	942
Goodwill	1,640	1,630	1,643
Trademarks, net	558	557	558
Other Intangible asset, net	101	105	118
Other assets	151	149	160

Total assets	$4,598	$4,576	$4,587

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$457	$421	$727
Current maturities of long-term debt	575	577	1
Accounts payable	330	381	392
Accrued liabilities	405	472	367
Income taxes payable	99	86	75
Total current liabilities	1,866	1,937	1,562
Long-term debt	2,137	2,151	2,719
Other liabilities	617	640	595
Deferred income taxes	25	23	75

Total liabilities	4,645	4,751	4,951

Contingencies
Stockholders’ deficit
Common stock	159	159	159
Additional paid-in capital	564	579	527
Retained earnings	720	640	440
Treasury shares	(1,169)	(1,206)	(1,232)
Accumulated other comprehensive net losses	(321)	(347)	(258)

Stockholders’ deficit	(47)	(175)	(364)

Total liabilities and stockholders’ deficit	$4,598	$4,576	$4,587

The Clorox Company

The tables below present the unaudited reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

First-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2010	2009
Base sales growth	1.1%	8.3%
Foreign exchange	-1.5	0.4
Exit from private label business	-0.5	-0.4
Sales growth before acquisitions	-0.9%	8.3%
Burt's Bees acquisition	--	3.4
Total sales growth	-0.9%	11.7%

The Burt’s Bees acquisition closed on Nov. 30, 2007.

First-Quarter Gross Margin Reconciliation

Q1 fiscal 2009 gross margin	40.6%	Q1 fiscal 2008 gross margin	42.6%
Commodities	2.4	Commodities	-4.6
Pricing	1.7	Pricing	2.3
Cost savings	1.7	Cost savings	2.0
Logistics & manufacturing	-0.4	Logistics & manufacturing	-2.5
Other	-1.0	Other	1.2
Q1 fiscal 2010 gross margin before		Q1 fiscal 2009 gross margin before
impact of charges	45.0%	impact of charges	41.0%
Restructuring-related charges	0.1	Restructuring-related charges	-0.4
Q1 fiscal 2010 gross margin	45.1%	Q1 fiscal 2009 gross margin	40.6%

First-Quarter Diluted EPS Reconciliation

	Fiscal	Fiscal
	2010	2009
Diluted EPS before charges	$1.18	$0.96
Foreign exchange transaction impact	-0.04	-0.02
Restructuring-related charges	-0.03	-0.03
Burt's Bees	--	-0.01
Diluted EPS – GAAP	$1.11	$0.90